UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934
                               (Amendment No. __)*


                            Harvard Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    417434503
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 24, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 Pages

CUSIP NO.  417434503                   13G                    Page 2 of 13 Pages
           ---------

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1        Name of Reporting Person                 Energy Management Corporation
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2        Check the Appropriate Box                (a) [ ]
         if a Member of a Group                   (b) [ ]
--------------------------------------------------------------------------------
3        S.E.C. Use Only

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4        Citizenship or Place of Organization     Colorado

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  591,354
Beneficially               (6)   Shared Voting Power                -0-
Owned by Each              (7)   Sole Dispositive Power             591,354
Reporting Person           (8)   Shared Dispositive Power           -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         591,354

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      6.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             C0

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                               Page 2 of 13 Pages

CUSIP NO.  417434503                   13G                    Page 3 of 13 Pages
           ---------

--------------------------------------------------------------------------------
1        Name of Reporting Person                 Pengo Industries, Inc.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2        Check the Appropriate Box                (a) [ ]
         if a Member of a Group                   (b) [ ]
--------------------------------------------------------------------------------
3        S.E.C. Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization     Texas

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  591,354
Beneficially               (6)   Shared Voting Power                -0-
Owned by Each              (7)   Sole Dispositive Power             591,354
Reporting Person           (8)   Shared Dispositive Power           -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         591,354

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      6.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             C0

--------------------------------------------------------------------------------

                               Page 3 of 13 Pages

CUSIP NO.  417434503                   13G                    Page 4 of 13 Pages
           ---------

--------------------------------------------------------------------------------
1        Name of Reporting Person                 Solvation Inc.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2        Check the Appropriate Box                (a) [ ]
         if a Member of a Group                   (b) [ ]
--------------------------------------------------------------------------------
3        S.E.C. Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  591,354
Beneficially               (6)   Shared Voting Power                -0-
Owned by Each              (7)   Sole Dispositive Power             591,354
Reporting Person           (8)   Shared Dispositive Power           -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         591,354

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      6.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             C0

--------------------------------------------------------------------------------

                               Page 4 of 13 Pages

CUSIP NO.  417434503                   13G                    Page 5 of 13 Pages
           ---------

--------------------------------------------------------------------------------
1        Name of Reporting Person                 Pengo, L.L.C.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2        Check the Appropriate Box                (a) [ ]
         if a Member of a Group                   (b) [ ]
--------------------------------------------------------------------------------
3        S.E.C. Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization     Delaware

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  591,354
Beneficially               (6)   Shared Voting Power                -0-
Owned by Each              (7)   Sole Dispositive Power             591,354
Reporting Person           (8)   Shared Dispositive Power           -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         591,354

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      6.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             O0

--------------------------------------------------------------------------------

                               Page 5 of 13 Pages

CUSIP NO.  417434503                   13G                    Page 6 of 13 Pages
           ---------

--------------------------------------------------------------------------------
1        Name of Reporting Person                 John W. Adams
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2        Check the Appropriate Box                (a) [ ]
         if a Member of a Group                   (b) [ ]
--------------------------------------------------------------------------------
3        S.E.C. Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization     United States

--------------------------------------------------------------------------------
Number of Shares           (5)   Sole Voting Power                  591,354
Beneficially               (6)   Shared Voting Power                -0-
Owned by Each              (7)   Sole Dispositive Power             591,354
Reporting Person           (8)   Shared Dispositive Power           -0-

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person
         591,354

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                        ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      6.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             IN

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                               Page 6 of 13 Pages

ITEM 1

         (A)      NAME OF ISSUER

                           Harvard Industries, Inc.

         (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                           3 Warner Way
                           Lebanon, NJ 08833
ITEM 2

         (A)      NAME OF PERSONS FILING

                           Energy Management Corporation
                           (a Colorado corporation)
                           c/o Smith Management LLC
                           885 Third Avenue
                           New York, NY 10022

                           Solvation Inc.
                           (a Delaware corporation)
                           c/o Smith Management LLC
                           885 Third Avenue
                           New York, NY 10022

                           Pengo Industries, Inc.
                           (a Texas corporation)
                           c/o Smith Management LLC
                           885 Third Avenue
                           New York, NY 10022

                           Pengo, L.L.C.
                           (a Delaware limited liability company)
                           c/o Smith Management LLC
                           885 Third Avenue
                           New York, NY 10022

                           John W. Adams
                           (an individual with U.S. citizenship)
                           c/o Smith Management LLC
                           885 Third Avenue
                           New York, NY 10022

         (B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                           See Item 2(a)

                               Page 7 of 13 Pages

         (C)      CITIZENSHIP

                           See Item 2(a)

         (D)      TITLE OF CLASS OF SECURITIES

                           Common Stock

         (E)      CUSIP NUMBER

                           417434503

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker dealer registered under section 15 of the Act
                          (15 U.S.C. 780).

                  (b) [ ] Bank as defined in section 3 (a) (6) of the Act
                          (15 U.S.C. 78c).

                  (c) [ ] Insurance company as fined in section 3(a) (19) of the
                          Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ] An investment adviser in accordance with 240.13d-1(b)
                          (1) (ii) (E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with 240.13d-1(b) (1) (ii) (G);

                  (g) [ ] A parent holding company or control person in
                          accordance with 240.13d-1(b) (1) (ii) (G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with 240.13d

                  This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c).

ITEM 4            OWNERSHIP

                  Provide the following information regarding the aggregate number and percent of the class of securities of the issuer identified in Item 1.

                  (a) Amount Beneficially Owned:

                      591,354

                               Page 8 of 13 Pages

                  (b) Percent of Class:

                      6.7%


                  (c) Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the vote:

                      591,354

                      (ii) Shared power to vote or to direct the vote:

                      -0-

                      (iii) Sole power to dispose or to direct the disposition
                            of:

                      591,354

                      (iv) Shared power to dispose or to direct the disposition
                           of:

                      -0-

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10           CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or

                               Page 9 of 13 Pages
                  influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 10 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     January 12, 1999
     ----------------
           Date

                                       ENERGY MANAGEMENT CORPORATION

                                       By: /s/ David A. Persing
                                           --------------------
                                           Name:  David A. Persing
                                           Title: Senior Vice President


                                       PENGO INDUSTRIES, INC.

                                       By: /s/ David A. Persing
                                           --------------------
                                           Name:  David A. Persing
                                           Title: Senior Vice President


                                       SOLVATION INC.

                                       By: /s/ David A. Persing
                                           --------------------
                                           Name:  David A. Persing
                                           Title: Senior Vice President


                                       PENGO, L.L.C.

                                       By: /s/ David A. Persing
                                           --------------------
                                           Name:  David A. Persing
                                           Title: Senior Vice President

                               Page 11 of 13 Pages

                                       JOHN W. ADAMS

                                       By: /s/ John W. Adams
                                           -----------------
                                           Name: John W. Adams


Exhibits
--------

         Exhibit 1     Joint Filing Agreement

                               Page 12 of 13 Pages